Exhibit 21.1

K-Sea OLP GP, LLC, a Delaware limited liability company

K-Sea Operating Partnership L.P., a Delaware limited partnership

K-Sea Transportation Inc., a Delaware corporation

Norfolk Environmental Services, Inc., a Delaware corporation

Inversiones Kara Sea S.R.L.